                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of January 2, 1998 by and among JFL-EEC LLC, a Delaware limited liability company ("PARENT"), JFL-EEC Merger Sub Co., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), Carlyle-EEC Holdings, Inc., a Delaware corporation ("HOLDINGS"), and TC Group, L.L.C., a Delaware limited liability company ("TC GROUP"), solely in its capacity as the initial Holder Representative hereunder.


                                       RECITALS

          WHEREAS, Parent and the respective Boards of Directors of Merger Sub and Holdings (Merger Sub and Holdings sometimes being referred to herein as the "CONSTITUENT CORPORATIONS") have each (i) determined that a plan of merger providing for the merger of Merger Sub with and into Holdings, with Holdings being the surviving corporation (the "MERGER"), is in the best interest of their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the Merger will be consummated in accordance with the Delaware General Corporation Law (the "DGCL") and this Agreement and evidenced by a Certificate of Merger between Parent, Merger Sub and Holdings executed in accordance with the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER"), such Merger to be consummated as of the Effective Time (as defined below);

          WHEREAS, Carlyle-EEC Acquisition Partners, L.P., a Delaware limited partnership ("CARLYLE-EEC"), owns 1,000 shares of common stock, $.01 par value per share (the "HOLDINGS COMMON STOCK"), of Holdings, which shares constitute all of the issued and outstanding capital stock of Holdings;

          WHEREAS, Parent owns all of the issued and outstanding shares of common stock, $.01 par value per share ("MERGER SUB COMMON STOCK") of Merger Sub, which constitutes all of the issued and outstanding capital stock of Merger Sub;
          WHEREAS, prior to the Effective Time (as defined herein), it is contemplated that Merger Sub shall issue shares of preferred stock ("Merger Sub Preferred Stock");

          WHEREAS, pursuant to the Merger, certain shares of Holdings Common Stock (referred to herein as the "CANCELLED SHARES") will be cancelled and converted into the right to receive the merger consideration described herein and certain shares of Holdings Common Stock (referred to herein as the "CONTINUING SHARES") will, through the process described herein, be retained as shares of common stock of the surviving corporation in the Merger;

          WHEREAS, it is contemplated that immediately prior to the Effective Time, (i) Holdings will effect an approximately 9,220 to 1 stock split, such that as of the Effective Time there will be approximately 9,220,000 shares of Holdings Common Stock outstanding (the "STOCK

SPLIT"), and (ii) Carlyle-EEC will liquidate pursuant to a liquidation agreement (the "LIQUIDATION AGREEMENT") by and among Carlyle-EEC and the general and limited partners of Carlyle-EEC, pursuant to which Carlyle-EEC will distribute all of the shares of Holdings Common Stock to such partners (the
"DISTRIBUTION");

          WHEREAS, concurrently with the execution of this Agreement, Carlyle-EEC has voted all issued and outstanding shares of Holdings Common Stock in favor of the adoption and approval of this Agreement and the transactions contemplated hereby and Parent has voted in favor of the adoption and approval of this Agreement and the transactions contemplated hereby;

          WHEREAS, it is intended that the Merger be treated as a recapitalization for financial accounting purposes;

          WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative (as defined herein) shall serve as a representative of the holders of the outstanding shares of the Holdings Common Stock as of the Effective Time (the "HOLDERS"); and

          WHEREAS, certain capitalized terms used herein have the meanings ascribed to such terms in Article X hereof.


                                      AGREEMENT

          NOW THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                      ARTICLE I.
                                      THE MERGER

     1.1. THE MERGER. At the Effective Time (as defined in SECTION 1.2 hereof), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into Holdings, the separate corporate existence of Merger Sub shall cease, and Holdings shall continue as the surviving corporation. Holdings, as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, to the extent permitted, the waiver, of the conditions set forth in Article VIII, and provided that this Agreement has not been terminated pursuant to the provisions hereof, the parties hereto shall cause the Merger to be consummated by causing the Certificate of Merger to be executed and filed with the Office of the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. For purposes of this Agreement, the "EFFECTIVE TIME" of the Merger shall mean the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL; and the term "CLOSING DATE" shall mean the date on which the Effective Time occurs.

     1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises of a public as well as a private nature of the Constituent Corporations, and shall become subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts to each such Constituent Corporation, on whatever account, as well as all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interests shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all rights of creditors and Liens upon any property of either Constituent Corporation shall thenceforth attach to the Surviving Corporation and shall be preserved unimpaired, and all debts, liabilities and duties of each Constituent Corporation shall attach to the Surviving Corporation and may be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

     1.4. CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with applicable law and such Certificate of Incorporation.

          (b) BYLAWS. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5. DIRECTORS AND OFFICERS.

          (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Immediately after the Effective Time, Parent shall take all action necessary to elect one individual designated by the Holder Representative on behalf of the holders of Retained Surviving Corporation Common Stock (as defined below). Holdings shall cause each director and officer of Holdings to tender his or her resignation (collectively, the "RESIGNATIONS") prior to the Effective Time, with each such Resignation to be effective as of the Effective Time.

          (b) At the Effective Time, the Surviving Corporation and all Persons who as a result of the Merger are holders of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock (together, the "SURVIVING CORPORATION HOLDERS") shall enter into a stockholders agreement, in form and substance reasonably acceptable to the Non-Management Holders, which will provide, in part, that, for so long as the Retained Surviving Corporation Common Stock held by the Non-Management Holders constitutes at least 5% of the issued and outstanding Surviving Corporation Common Stock, then the Non-Management Holders will have the right to designate one director of the Board of Directors of the Surviving Corporation and the Surviving Corporation and the Surviving Corporation Holders will take all actions necessary to cause the individual designated by the Holder Representative on behalf of the Non-Management Holders to be elected and qualified as a director of the Surviving Corporation. Additionally, the stockholders agreement shall provide that the Non-Management Holders will be entitled to piggyback registration rights unlimited in number and subject to additional customary rights and limitations; PROVIDED, HOWEVER, that such registration rights shall not apply to an initial public offering of the Surviving Corporation Common Stock or any registration on Form S-4 or Form S-8 of such Surviving Corporation Common Stock.

     1.6. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Holdings or the holders of any shares of Holdings Common Stock or any shares of capital stock of Merger
Sub:

          (a) CONVERSION OF THE CANCELLED SHARES. Each share of Holdings Common Stock that is issued and outstanding as of the Effective Time other than
(i) the Continuing Shares and (ii) shares held in the treasury of Holdings, if any (such shares, exclusive of the shares provided for in clauses (i) and (ii), collectively, the "CANCELLED SHARES") shall be converted into and become the right to receive (i) a PRO RATA portion of the Cash Available at Closing (as defined below), as set forth in Section 1.7(c) and (ii) a portion of the Contingent Distributions, determined in accordance with the applicable Holder's Contingent Distribution Percentage, as set forth in Section 1.9.

          (b) RETENTION OF THE CONTINUING SHARES. A portion of the shares of Holding Common Stock outstanding as of the Effective Time, in the amounts and held by such Holders as are set forth in EXHIBIT A hereto (the "CONTINUING SHARES"), shall not be converted in the Merger but rather shall remain outstanding as fully paid and non-assessable shares of common stock, $.01 par value per share ("SURVIVING CORPORATION COMMON STOCK") of the Surviving Corporation (such shares following the Merger referred to as the "RETAINED SURVIVING CORPORATION COMMON STOCK").

          (c)  TREATMENT OF MERGER SUB CAPITAL STOCK.

               (i) Each share of Merger Sub Preferred Stock issued and outstanding as of the Effective Time (other than shares held in the treasury of Merger Sub) shall be converted into one share of preferred stock of the Surviving Corporation having substantially identical powers, preferences and relative rights as the Merger Sub Preferred Stock.

               (ii) Each share of Merger Sub Common Stock issued and outstanding as of the Effective Time (other than shares held in the treasury of Merger Sub) shall be converted into the number of shares of Surviving Corporation Common Stock that will result in the Retained Surviving Corporation Common Stock comprising a percentage of the aggregate shares of Surviving Corporation Common Stock issued and outstanding immediately following the Effective Time (the "RETAINED PERCENTAGE") equal to (x) $3.986 million DIVIDED BY (y) the sum of the total capital contributions paid to Merger Sub in respect of Merger Sub Common Stock (the "PAID-IN CAPITAL") plus $3.986 million (expressed as a percentage). Based on the parties' current expectations that (A) the Paid-in Capital will be $19.014 million, (B) the number of Continuing Shares will be 398,600 and (C) there will be 1,901,400 shares of Merger Sub Common Stock issued and outstanding as of the Effective Time, then (x) the Retained Percentage would be 17.331% and
(y) each share of Merger Sub issued and outstanding as of the Effective Time would be converted into one share of the Surviving Corporation.

          (d) CANCELLATION OF TREASURY SHARES. Each share of capital stock of Merger Sub held in the treasury of Merger Sub as of the Effective Time shall, by virtue of the Merger, automatically cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

     1.7. MERGER CONSIDERATION.

          (a) The "MERGER CONSIDERATION" shall consist of (i) One Hundred Thirteen Million Five Hundred Fourteen Thousand Dollars ($113,514,000) in cash, MINUS (ii) the aggregate amount of Bank Indebtedness, if any, that remains unpaid as of the Closing (which amount shall be repaid by Parent and/or Merger Sub pursuant to Section 1.7(d)), PLUS or MINUS (as applicable) (iii) the Net Working Capital Adjustment Amount (as defined below).

          (b) The parties acknowledge that the Net Working Capital Adjustment Amount will not be determinable until after the Closing. Accordingly, notwithstanding anything else in this Article I to the contrary, for purposes of calculating the amount of the Merger Consideration payable on the Closing Date, the Merger Consideration will be increased or decreased (as applicable) pursuant to clause (iii) of Section 1.7(a) by the Estimated Net Working Capital Adjustment Amount. After the Closing, the parties will determine the Net Working Capital Adjustment Amount, and make such payments as provided in Section 1.9.

          (c) At Closing, Parent and Merger Sub shall cause the Merger Consideration (calculated as provided in Section 1.7(a) and (b)) to be paid as follows:

               (i) Seven Million Dollars ($7,000,000) shall be paid to the Exchange Agent as "Escrow Agent" to be held in escrow as an "INDEMNIFICATION ESCROW AMOUNT," in accordance with the terms of an Escrow Agreement in a form customary for transactions such as the transactions contemplated herein and reasonably satisfactory to Parent and Holdings (the "INDEMNIFICATION ESCROW AGREEMENT"). The Indemnification Escrow Amount shall be held, invested and distributed in accordance with the terms of the Indemnification Escrow Agreement and in accordance with Article IX hereof.

               (ii) The sum of (A) One Million Dollars ($1,000,000) PLUS (B) the Estimated Net Working Capital Adjustment Amount, if, and only if, such amount is greater than zero, shall be paid to the Exchange Agent as "Escrow Agent" to be held in escrow for potential payments owing to the Surviving Corporation in accordance with Section 1.9(d) (the "ADJUSTMENT ESCROW AMOUNT"). The Adjustment Escrow Amount shall be held, invested and distributed by the Exchange Agent in accordance with the terms of an Escrow Agreement in a form customary for transactions such as the transactions contemplated herein and reasonably satisfactory to Parent and Holdings (the "ADJUSTMENT ESCROW AGREEMENT").

               (iii) An amount equal to the estimated Holder Allocable Expenses, determined as set forth in Section 1.11, shall be paid to the Holder Representative.

               (iv) The remainder of the Merger Consideration payable on the Closing Date (the "CASH AVAILABLE AT CLOSING") shall be paid to the Exchange Agent, for allocation and distribution to the holders of the Cancelled Shares, PRO RATA in accordance with the number of Cancelled Shares held by each of them.

          (d) Elgar currently has outstanding Bank Indebtedness of approximately Twelve Million Dollars ($12,000,000). From and after the date hereof, Holdings and Elgar intend (although neither shall be required) to apply all cash available of Elgar to the repayment of Bank Indebtedness. To the extent that any portion of the Bank Indebtedness remains outstanding at the Closing, Parent and/or Merger Sub will repay such Bank Indebtedness at Closing and the amount of Bank Indebtedness as repaid shall reduce the amount of Merger Consideration pursuant to clause (ii) of the definition thereof.

     1.8. PAYMENT OF CASH AVAILABLE AT CLOSING AND EXCHANGE OF CERTIFICATES.

          (a) The Cash Available at Closing will be paid to an exchange agent selected by Holdings and reasonably acceptable to Parent ("EXCHANGE AGENT") by wire transfer of immediately available funds, as set forth in Section 1.7(c) above. At or after the Effective Time, each holder of an outstanding certificate or certificates for Cancelled Shares upon surrender of such certificate(s) to the Exchange Agent shall be entitled to receive from the Exchange Agent in exchange therefor that portion of the Cash Available at Closing into which such Cancelled Shares shall have been converted as a result of the Merger. Pending such surrender and exchange, a Holder's certificate or certificate for Cancelled Shares shall be deemed for all purposes to evidence the portion of the Cash Available at Closing into which such Cancelled Shares shall have been converted by the Merger (plus the applicable portion of any Contingent Distributions).

          (b) At the Closing, (i) each holder of Merger Sub Common Stock shall receive one or more certificates representing the shares of Surviving Corporation Common Stock upon cancellation of the shares of Merger Sub Common Stock pursuant to the Merger; and (ii) each holder of Merger Sub Preferred Stock shall receive one or more certificates representing the shares of Surviving Corporation Preferred Stock upon cancellation of the shares of Merger Sub Preferred Stock pursuant to the Merger. The certificates representing Continuing Shares shall continue to represent the same number of shares of Retained Surviving Corporation Common Stock, but may (at the option of the Holder) be exchanged for new certificates bearing the name of the Surviving Corporation.

     1.9. NET WORKING CAPITAL ADJUSTMENT.

          (a) ESTIMATED NET WORKING CAPITAL ADJUSTMENT AMOUNT. Not later than three (3) days prior to the Closing, the Holder Representative shall deliver to Parent its good faith estimate of the Net Working Capital of Holdings as of the Closing Date (the "ESTIMATED CLOSING NET WORKING CAPITAL"), together with a reasonably detailed explanation of the calculation thereof. The "ESTIMATED NET WORKING CAPITAL ADJUSTMENT AMOUNT," which may be positive or negative, shall mean (i) the Estimated Closing Net Working Capital, MINUS $10,085,644, representing the Net Working Capital of Holdings (excluding cash and cash equivalents) as set forth on the consolidated balance sheet (the "REFERENCE BALANCE SHEET") of Holdings and its Subsidiaries as of November 22, 1997 (the "BASE WORKING CAPITAL"). The calculation of the Base Working Capital is set forth on EXHIBIT B hereto. As set forth in Section 1.7(b), the Estimated Net Working Capital Adjustment Amount shall be used to calculate the Merger Consideration payable at Closing.

          (b) CLOSING BALANCE SHEET. As soon as reasonably practicable following the Effective Time, and in any event within sixty (60) calendar days thereafter, the Surviving Corporation shall prepare and deliver to the Holder Representative (i) a consolidated balance sheet of Holdings and its Subsidiaries as of the Effective Time (the "CLOSING BALANCE SHEET") and (ii) a calculation of the Net Working Capital of Holdings and its Subsidiaries as reflected on the Closing Balance Sheet (the "CLOSING NET WORKING CAPITAL"). The Closing Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with the preparation of the historical financial statements of Holdings and its Subsidiaries; and Closing Net Working Capital shall be calculated on a basis consistent with the calculation of Base Working Capital (except that cash and cash equivalents, which were excluded in calculating Base Working Capital, shall be included in determining Closing Net Working Capital).

          (c) DISPUTES. Upon delivery of the Closing Balance Sheet, the Surviving Corporation will provide to the Holder Representative and its accountants full access to Holdings' and Elgar's records, to the extent reasonably related to the Holder Representative's evaluation of the Closing Balance Sheet and the calculation of the Closing Net Working Capital. If the Holder Representative disagrees with the calculation of the Closing Net Working Capital or any element of the Closing Balance Sheet relevant thereto, it shall notify the Surviving Corporation in writing within thirty (30) days after its receipt of the Closing Balance Sheet of such disagreement, setting forth in detail the particulars of such disagreement. In the event that the Holder Representative does not provide such a notice of disagreement within such thirty
(30) day period, the Holder Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Net Working Capital delivered by the Surviving Corporation, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the Holder Representative and the Surviving Corporation shall use their reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Net Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then Coopers & Lybrand LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by the Holder Representative and the Surviving Corporation) (the "AUDITOR") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, based solely on written submissions forwarded by the Surviving Corporation and the Holder Representative to the Auditor within ten (10) business days following the Auditor's selection, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 1.9(b) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Net Working Capital determination requires adjustment. The fees and expenses of the Auditor shall be paid one-half by the Surviving Corporation and one-half by the Holder Representative. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Closing Net Working Capital is finally determined in accordance with this Section 1.9(c) is referred as to the "DETERMINATION DATE."

          (d) PAYMENT. The "NET WORKING CAPITAL ADJUSTMENT AMOUNT," which may be positive or negative, shall mean (i) the Closing Net Working Capital, MINUS
(ii) the Base Working Capital. If the Net Working Capital Adjustment Amount is greater than the Estimated Net Working Capital Adjustment Amount (such difference, the "INCREASE AMOUNT"), then within three (3) days after the Determination Date (i) the Escrow Agent shall pay the Adjustment Escrow Amount together with any earnings thereon to the Holder Representative for distribution to the Holders of Cancelled Shares, in accordance with their Contingent

Distribution Percentages, (minus any amounts to which the Holder Representative is entitled under Section 1.10 or Section 1.11), and (ii) the Surviving Corporation shall deliver to the Holder Representative, for distribution (minus any amounts to which the Holder Representative is entitled under Section 1.10 or
Section 1.11) to the Holders of Cancelled Shares, in accordance with their Contingent Distribution Percentages, an additional payment equal to the Increase Amount together with interest thereon from the Closing Date to the date of payment calculated at a rate equal to the rate of earnings on the Adjustment Escrow Amount from the Closing Date through such date; PROVIDED, HOWEVER that, in no event shall the Increase Amount paid by the Surviving Corporation pursuant to this clause (ii) (which shall be in addition to all amounts paid to the Holder Representative pursuant to clause (i) above) exceed an amount equal to the dollar amount of the Adjustment Escrow Amount and any earnings thereon. If the Estimated Net Working Capital Adjustment Amount is greater than the Net Working Capital Adjustment Amount (such difference, the "DEFICIT AMOUNT"), then within three (3) days after the Determination Date (i) the Escrow Agent shall pay to the Surviving Corporation out of the Adjustment Escrow Amount an amount equal to the Deficit Amount and any earnings thereon, and (ii) if the Deficit Amount is less than the Adjustment Escrow Amount, the Escrow Agent shall pay to the Holder Representative the balance of the Adjustment Escrow Amount and any earnings thereon for distribution to the Holders of Cancelled Shares, in accordance with their Contingent Distribution Percentages, (minus any amounts to which the Holder Representative is entitled under Section 1.10 or Section 1.11). In no event shall the Surviving Corporation be entitled to payment pursuant to this Section 1.9 of any amount in excess of the Adjustment Escrow Amount plus any earnings thereon. Upon determination of the Adjustment Escrow Amount in accordance with this Section 1.9, each of the Surviving Corporation and the Holder Representative shall execute joint instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Amount in accordance with this Section 1.9.

     1.10.     HOLDER REPRESENTATIVE.

          (a) DESIGNATION AND REPLACEMENT OF HOLDER REPRESENTATIVE. The Holders have agreed that it is desirable to designate a representative to act on their behalf for certain limited purposes, as specified herein (the "HOLDER REPRESENTATIVE"). Pursuant to the Liquidation Agreement, each Holder has approved the designation of TC Group, L.L.C. as the initial Holder Representative. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Holders which collectively owned more than 50% of the Holdings Common Stock as of the Effective Time ("MAJORITY HOLDERS"). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

          (b) AUTHORITY AND RIGHTS OF HOLDER REPRESENTATIVE; LIMITATIONS ON LIABILITY. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; PROVIDED, HOWEVER, that the Holder Representative will have no obligation to act on behalf of the Holders, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses and to pay such Holder Allocable Expenses in accordance with
Section 1.11 hereof. The Holder Representative will have no liability to Parent, the Surviving Corporation or the Holders with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holder Representative's gross negligence or willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; PROVIDED, HOWEVER, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative is holding funds delivered to it under this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement, from funds paid to it under Section 1.11 of this Agreement and/or otherwise received by it in its capacity as Holder Representative pursuant to or in connection with this Agreement (other than any portion of the Indemnification Escrow Amount or the Adjustment Escrow, unless and until released for distribution to the Holders pursuant to the terms of this Agreement), for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Holder Representative (except for those arising out of the Holder Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

          (c) REPRESENTATIONS OF THE HOLDER REPRESENTATIVE. The Holder Representative represents and warrants to Parent and Merger Sub as follows:


               (i) The Holder Representative is a limited liability company duly formed and validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has full limited liability company power and authority to carry on its business as is currently being conducted. The Holder Representative is duly licensed or qualified and in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Holder Representative or would not affect the ability of the Holder Representative in its capacity as Holder Representative to enter into this Agreement or consummate the transactions contemplated hereby;

               (ii) The Holder Representative has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary limited liability company action of the Holder Representative. No other limited liability company proceedings on the part of the Holder Representative is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Holder Representative in its capacity as Holder Representative and constitutes a legal, valid and binding obligation of the Holder Representative in its capacity as Holder Representative, enforceable against the Holder Representative in such capacity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity; and

              (iii) The execution and delivery of this Agreement by the Holder Representative in its capacity as Holder Representative and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any Governmental Body, organizational documents of the Holder Representative, or any agreement, indenture or other instrument to which the Holder Representative is a party or by which the Holder Representative is bound, or of any Court Order or decree applicable to it or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of the Holder Representative or constitute an event which, after notice or lapse of time or both, would result in the violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not affect the ability of the Holder Representative to enter into and perform its obligations under this Agreement.

     1.11. HOLDER ALLOCABLE EXPENSES. On or prior to the Closing Date, the Holder Representative will provide to Parent an estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable) of the following fees and expenses that may be incurred on behalf of Holdings or the Holders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (i) the fees and disbursements of special outside counsel to Holdings and/or the Holder Representative incurred in connection with the transactions contemplated hereby, (ii) the fees and expenses of any other agents, advisors, consultants and experts employed by Holdings and/or the Holder Representative in connection with the Merger, (iii) if necessary, one-half of the fees and expenses of the Auditor, (iv) the amount payable to Kenneth R. Kilpatrick by Elgar pursuant to paragraph 7 of that certain Agreement dated as of April 4, 1996 between Kilpatrick and Elgar; and (v) the expenses of the Holder Representative incurred in such capacity (the "HOLDER ALLOCABLE EXPENSES"). On the Closing Date, the Holder Representative shall be entitled to receive a portion of the Merger Consideration in the amount of such estimated Holder Allocable Expenses (as provided in Section 1.7(c)(iii)) and the Holder Representative shall use such cash to pay the Holder Allocable Expenses. In no event will Parent, the Surviving Corporation or the Holder Representative be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Holder Representative pursuant to this Section 1.11; and no Holder Allocable Expenses will be included as liabilities on the Closing Balance Sheet.


                                     ARTICLE II.
                                       CLOSING

     2.1. CLOSING. The closing of the transactions contemplated herein (the "CLOSING") shall commence at 10:00 a.m. Eastern Time on the fifth (5th) business day following the date on which the last of the conditions to the Closing set forth in Section 8.1 have been fulfilled or waived. At Closing, Parent and Merger Sub shall effect the payment of the Merger Consideration as provided in Section 1.7(c) and the parties shall deliver such documents and take such other actions as provided in Article I and Article VIII.


                                     ARTICLE III.
                            REPRESENTATIONS AND WARRANTIES
                                     OF HOLDINGS

          Holdings represents and warrants to Parent and Merger Sub, as of the date of this Agreement, as follows. For purposes of this Article III, any reference to the "knowledge" or "best knowledge" of Holdings shall refer to the actual knowledge of the directors and officers of Holdings and the directors and officers of Elgar.

     3.1. CORPORATE ORGANIZATION OF HOLDINGS AND ELGAR. Holdings and Elgar are duly incorporated and are validly existing as corporations in good standing under the laws of the States of Delaware and California, respectively, and have the corporate power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. The copies of the Certificates of Incorporation and Bylaws of each of Holdings and Elgar previously delivered by Holdings to Parent or its Affiliates are each true, correct and complete. Each of Holdings and Elgar is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Holdings or Elgar.

     3.2. CAPITALIZATION OF HOLDINGS.

          (a) The authorized capital stock of Holdings consists of 1,000 shares of Holdings Common Stock, all of which are issued and outstanding. Such shares of Holdings Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights.

          (b) Holdings has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Holdings Common Stock or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Holdings' capital stock. There are no agreements of any kind which obligate Holdings to issue, purchase, redeem or otherwise acquire any of its capital stock.

          (c) Except as set forth on SCHEDULE 3.2, Holdings has no Subsidiaries other than Elgar.

     3.3. CAPITAL STOCK OF ELGAR.

          (a) The authorized capital stock of Elgar consists of 200 shares of common stock, all of which are issued and outstanding, fully paid and nonassessable, not subject to any preemptive rights and held by Holdings free and clear of all Liens except for (i) Permitted Liens and (ii) Liens securing the Bank Indebtedness.

          (b) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of Elgar or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Elgar's capital stock. There are no agreements of any kind which may obligate Elgar to issue, purchase, redeem or otherwise acquire any of its capital stock.

          (c)  Except as set forth on SCHEDULE 3.2, Elgar has no Subsidiaries.

     3.4. DUE AUTHORIZATION. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Holdings and no other proceeding on its part are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Holdings, and constitutes a legally valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     3.5. NO CONFLICT. Except as set forth in SCHEDULE 3.5, the execution and delivery of this Agreement by Holdings and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, any applicable law, rule or regulation of any Governmental Body, the Certificate of Incorporation, Bylaws or other organizational documents, as applicable, of Holdings or Elgar, or any agreement, indenture or other instrument to which Holdings or Elgar is a party or by which Holdings or Elgar is bound, or of any Court Order or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Holdings or Elgar or constitute an event which, after notice or lapse of time or both, would result in the violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any government or other third party, except to the extent that the occurrence of any of the foregoing would not have a Material Adverse Effect on Holdings or Elgar or materially adversely effect the ability of Holdings to enter into and perform its obligations under this Agreement.

     3.6. FINANCIAL STATEMENTS.

          (a)  Holdings has heretofore delivered to Parent or its Affiliates:
(i) an audited consolidated balance sheet of Holdings and its Subsidiaries as of March 29, 1997 and the related audited consolidated statements of income and changes in cash flows for the fiscal year ended March 29, 1997, together with the report thereon of Arthur Andersen LLP (the "ANNUAL FINANCIAL STATEMENTS") and (ii) the unaudited consolidated balance sheet of Elgar and its Subsidiary as of November 22, 1997 and the related unaudited consolidated statements of income and changes in cash flow for the eight months then ended (the "INTERIM FINANCIAL STATEMENTS").

          (b) The Annual Financial Statements (i) fairly present, in all material respects, the financial condition and the results of operations and changes in cash flow of Holdings and its Subsidiaries, on a consolidated basis at the date of and for the period referred to in such Annual Financial Statements, all in accordance with GAAP, and (ii) reflect the consistent application of GAAP throughout the period involved, except as disclosed in the notes to the Annual Financial Statements. The Interim Financial Statements (i) fairly present, in all material respects, the financial condition and the results of operation and changes in cash flow of Elgar [and its Subsidiary on a consolidated basis] at the date of and for the period referred to in such Interim Financial Statements, all in accordance with GAAP, subject to normal year-end adjustments and the absence of notes and (ii) reflect the consistent application of GAAP throughout the periods involved.

     3.7. CONTRACTS; NO DEFAULTS

          (a) SCHEDULE 3.7 contains a listing of all contracts described in clauses (i) through (viii) below to which Holdings or Elgar is a party ("CONTRACTS"). True, correct and complete copies of such Contracts have been delivered to or made available to Parent or its Affiliates.

               (i) Purchase agreements for each customer with respect to which Elgar had a backlog in excess of $200,000 as of September 29, 1997 and supply agreements for each supplier to which Elgar gave aggregate purchase orders in excess of $500,000 during the first half of the 1998 fiscal year;

               (ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing entered into by Holdings or Elgar;

               (iii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving aggregate payments in excess of $100,000;

               (iv) Each material licensing agreement or other agreement with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of Intellectual Property;

               (v) Each collective bargaining agreement or other agreement to or with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

               (vi) Each joint venture agreement, partnership agreement, or limited liability company agreement; and

               (vii) Each agreement that commits capital expenditures after the date hereof in an amount in excess of $50,000.

          (b) Except as set forth on SCHEDULE 3.7, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default under any such Contract by Holdings or Elgar or, to the best knowledge of Holdings, any other party thereto, except where the occurrence of such event or existence of any such condition would not have a Material Adverse Effect on Holdings or Elgar.

     3.8. GOVERNMENT CONTRACTS. Except as set forth on SCHEDULE 3.8, neither Holdings nor Elgar has received any oral or written notice of any claim, suit or investigation (including as a result of a QUI TAM action brought under the Civil False Claims Act) asserting or alleging (i) the commission of criminal acts or bribery, or other violation of applicable law, by Holdings or Elgar or any director, officer or employee of Holdings or Elgar with respect to any Government Contract, (ii) any irregularity, misstatement or omission arising under or relating to any Government Contract; or (iii) default, breach or any other failure to comply with the material terms of any Government Contract or for equitable adjustment to any Government Contract. No termination for default, cure notice, or show cause notice, has been issued by the U.S. Government or by any prime contractor or subcontractor with respect to performance by Holdings or Elgar as a subcontractor of any portion of the obligation of a Government Contract. Neither Holdings nor Elgar nor any of Holdings or Elgar's directors, officers or employees has been debarred or suspended from participation in the award of contracts with any Government Body or has been declared nonresponsible (it being understood that debarment and suspension and nonresponsibility does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements). To the best knowledge of Holdings, no payment has been made by Holdings or Elgar or any director, officer or employee of Holdings or Elgar or by any Person acting on their behalf, to any Person in connection with any Government Contract or bid or proposal for a Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act. Except as disclosed in SCHEDULE 3.8 and except where any exception to the following, individually or in the aggregate, would not have a Material Adverse Effect on Holdings or Elgar, (i) the cost accounting and procurement systems maintained by Holdings and Elgar with respect to Government Contracts are in compliance with all applicable United States laws and regulations, (ii) no costs incurred by Holdings or Elgar have been questioned or disallowed in connection with any Government Contract; and (iii) Holdings and Elgar have fully complied with all material terms and conditions of such Government Contracts.

     3.9. MACHINERY, EQUIPMENT AND OTHER TANGIBLE PROPERTY. Except as set forth on SCHEDULE 3.9, Elgar owns and has good title to all material machinery, equipment and other tangible property reflected on the books of Elgar as owned by Elgar (the "MACHINERY AND EQUIPMENT"), free and clear of all Liens other than Permitted Liens and Liens securing the Bank Indebtedness. Except as set forth on SCHEDULE 3.9, the Machinery and Equipment is in good operating condition and repair, ordinary wear and tear excepted.

          3.10.     INTELLECTUAL PROPERTY.

          (a) SCHEDULE 3.10 sets forth a list of all (i) United States and foreign patents and patent applications, (ii) registered trademarks, trade names and logos, (iii) registered copyrights and applications therefor, (iv) material unregistered trademarks, copyrights, or proprietary software (except for mass-marketed third party PC software) owned or used by Holdings or Elgar in the conduct of their respective businesses (the "INTELLECTUAL PROPERTY RIGHTS"), together with a listing of all material licenses, franchises or other agreements (whether as licensor or licensee) to which either Holdings or Elgar is a party with respect to such Intellectual Property Rights. Except as disclosed on
SCHEDULE 3.10, to the best knowledge of Holdings, each of Holdings and Elgar has full title and ownership of, or rights to use, all Intellectual Property Rights without any infringement of the rights of others. All of the Intellectual Property Rights owned by Holdings and Elgar are owned free and clear of any and all Liens except for Permitted Liens and Liens securing the Bank Indebtedness.

          (b) To the best knowledge of Holdings, all Intellectual Property Rights are valid, subsisting, unexpired and enforceable and all licenses, if any, of the Intellectual Property Rights are in full force and effect. No proceedings have been instituted or are pending or, to best knowledge of Holdings, threatened, that challenge the rights of either Holdings or Elgar to use or register, or maintain any registration of, any of the Intellectual Property Rights.

          (c) Neither Holdings nor Elgar is making or has made any unauthorized and improper use of any confidential information of third parties other than any such unauthorized and improper use which, individually or in the aggregate, would not have a Material Adverse Effect on Holdings or Elgar.

     3.11. REAL PROPERTY. Neither Holdings nor Elgar owns any real property in fee. SCHEDULE 3.11 lists all material real property leased by Holdings or Elgar ("REAL PROPERTY"). Except as set forth on SCHEDULE 3.11, either Holdings or Elgar has a valid leasehold interest in all Real Property, subject only to any Permitted Liens and Liens securing the Bank Indebtedness.

     3.12.     LITIGATION AND PROCEEDINGS.  Except as set forth on
SCHEDULE 3.12, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of Holdings, investigations, before or by any court or Governmental Body or before any arbitrator pending or, to the knowledge of Holdings, threatened, against Holdings or Elgar (i) in which the relief sought includes damages in excess of $25,000 in any individual case or $100,000 in the aggregate or that seek injunctive relief, or (ii) for injury to any person or any property suffered as a result of the manufacture, distribution or sale of any product or material by Holdings or Elgar, including any claim arising out of the defective or unsafe nature, or allegedly defective or unsafe nature, of any such product or material, other than any claim for which Holdings has established adequate reserves in accordance with GAAP and/or which is within the scope and limits of coverage of a policy of insurance identified in SCHEDULE 3.20. Except as set forth on SCHEDULE 3.12, there is no Court Order requiring payment in excess of $50,000 or any open injunction binding upon Holdings or Elgar.

     3.13.     EMPLOYEE BENEFIT PLANS.

          (a)  DEFINITIONS.  The following terms, when used in this
SECTION 3.13, shall have the following meanings. Any of these terms may, unless the context otherwise requires, may be used in the singular or the plural depending on the reference.

               (i) BENEFIT ARRANGEMENT. "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Elgar or any ERISA Affiliate and (C) covers any employee or former employee of Elgar or any ERISA Affiliate (with respect to their relationship with any such entity). Holdings has delivered or made available to Parent or its Affiliates a copy of each written Benefit Arrangement that covers employees or former employees of Elgar or any of its Subsidiaries.

               (ii) EMPLOYEE PLANS. "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

              (iii) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               (iv) ERISA AFFILIATE. "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with Elgar as defined in Section 414(b), (c), (m) or (o) of the Code.

               (v) MULTIEMPLOYER PLAN. "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) to which Elgar or any ERISA Affiliate maintains, administers, contributes or is required to contribute and (B) which covers any employee or former employee of Elgar or any ERISA Affiliate (with respect to their relationship with such entities).

               (vi) PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

              (vii) PENSION PLAN. "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which Elgar or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (B) which covers any employee or former employee of Elgar or any ERISA Affiliate (with respect to their relationship with such entities). Holdings has delivered or made available to Parent or its Affiliates a copy of each Pension Plan as well as the most recent annual report on Form 5500 with respect to each such Pension Plan.

             (viii) WELFARE PLAN. "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which Elgar or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, and (B) which covers any employee or former employee of Elgar or any ERISA Affiliate (with respect to their relationship with such entities). Holdings has delivered or made available to Parent or its Affiliates a copy of each Welfare Plan as well as the most recent annual report on Form 5500 with respect to each such Welfare Plan.

          (b) DISCLOSURE. SCHEDULE 3.13 contains a complete list of Employee Plans which cover employees of Elgar or any Subsidiary (with respect to their relationship with such entities).

          (c) REPRESENTATIONS. Except as set forth in SCHEDULE 3.13, Holdings represents and warrants as follows:

               (i)  PENSION PLANS.

                    (A) No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in
Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither Elgar nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of
Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither Elgar nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither Elgar nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan.

                    (B) Neither Elgar nor any ERISA Affiliate is required to provide security to a Pension Plan which covers employees or former employees of Elgar under Section 401(a)(29) of the Code.

                    (C) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers employees or former employees of Elgar has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a), or application for such determination has been made.

                    (D) Each Pension Plan, each related trust agreement, annuity contract or other funding instrument which covers employees or former employees of Elgar or any of its Subsidiaries (with respect to their relationship with such entities) ("ELGAR PENSION PLAN") is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.

                    (E) Elgar or an ERISA Affiliate has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. To the best knowledge of Holdings, neither Elgar nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. There has been no unreported "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) requiring notice to the PBGC with respect to any Pension Plan. Neither Elgar nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which Elgar or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

               (ii) MULTIEMPLOYER PLANS. Neither Elgar nor any ERISA Affiliate has, within the last 21 months, had any obligation to contribute to any Multiemployer Plan.

               (iii)     WELFARE PLANS

                    (A) Each Welfare Plan which covers employees or former employees of Elgar ("ELGAR WELFARE PLAN") is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                    (B) Each Elgar Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code ("COBRA") at all times. No Welfare Plan provides benefits to former employees of Elgar or any of its Subsidiaries other than pursuant to COBRA.

               (iv) BENEFIT ARRANGEMENTS. Each Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

               (v) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. To Holding's knowledge, neither Elgar nor any ERISA Affiliate has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or
(d) of the Code. Neither Elgar nor any of its Subsidiaries (A) has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Elgar Welfare Plan or Pension Plan or (B) has any unpaid civil penalty under Section 502(l) of ERISA.

     3.14. LABOR RELATIONS. Elgar is not a party to any collective bargaining agreements. The agreements listed on SCHEDULE 3.14 include all written employment or severance agreements to which Elgar is a party with respect to any employee or former employee whose compensation or severance benefits during the fiscal year ended March 29, 1997 exceeded $75,000 and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. Holdings has delivered or made available to Parent true, correct and complete copies of each such agreement, as amended to date.

     3.15. LEGAL COMPLIANCE. Except with respect to (i) matters set forth on SCHEDULE 3.15, (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to SECTION 3.16), and
(iii) compliance with laws applicable to Government Contracts (as to which certain representations and warranties are made pursuant to SECTION 3.8), Holdings and Elgar are in compliance with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto, except where such instances of noncompliance would not have a Material Adverse Effect on Holdings or Elgar.

     3.16.     ENVIRONMENTAL MATTERS.  (a)   Except as set forth on SCHEDULE
3.16, Holdings and Elgar are in compliance with all Environmental Laws, except where any such instance of non-compliance, individually or in the aggregate, would not have a Material Adverse Effect on Holdings or Elgar. Except as set forth on SCHEDULE 3.16, neither Holdings nor Elgar has received any notification of any asserted present or past failure by Holdings or Elgar to comply with any Environmental Law other than failures which, individually or in the aggregate, would not have a Material Adverse Effect on Holdings or Elgar. Except as set forth on SCHEDULE 3.16, or for instances which, individually or in the aggregate, would not have a Material Adverse Effect on Holdings or Elgar, (i) Holdings and Elgar have at all times possessed and have been, and are, in compliance with all Environmental Permits; (ii) Holdings and Elgar are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, and (iii) no Hazardous Material has been treated, stored, released, disposed of, or discharged into the environment, on or from the current or any prior premises of Holdings or Elgar. Except as set forth on
SCHEDULE 3.16, or for instances which, individually or in the aggregate, would not have a Material Adverse Effect on Holdings or Elgar, there is no (i) asbestos-containing material installed at any Facility or (ii) polychlorinated biphenyls deposited or contained in any existing equipment or otherwise located at any Facility. Holdings has no knowledge of any liability to any third party for any illness, disability, injury or death of any person, including, without limitation, any employee or former employee of Holdings or Elgar, caused by any Hazardous Material present at or generated on any Real Property or Facility.

          (b) Complete copies of all environmental reports, if any, relating to the Real Property and each Facility have been delivered or made available to Parent or its representative.

     3.17.     TAXES.  Except as otherwise disclosed in SCHEDULE 3.17:

          (a) All Tax Returns of Holdings and Elgar have been duly and timely filed and are correct and complete in all material respects, except for those returns for which the time for filing thereof has been validly extended.

          (b) Neither Holdings nor Elgar has any liability for Taxes for any Tax period of Holdings or Elgar (as the case may be) that ended before the Closing other than Taxes for which there is an accrual reflected on the Reference Balance Sheet.

          (c) Neither Holdings nor Elgar has any liability for any Tax liability of any other person or entity including, without limitation (i) as a successor or transferee liability, (ii) as a joint and several liability pursuant to Section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or foreign law, and (iii) pursuant to a Tax sharing, Tax indemnification or Tax reimbursement agreement.

          (d) Neither Holdings nor Elgar has any liability to pay to or reimburse any person or entity for any Tax savings or Tax benefits.

          (e) There are no "excess loss accounts" or "intercompany items" between Holdings and Elgar within the meaning of Treasury Regulations Section 1.1502-13 or any predecessor regulations.

          (f) None of the Tax Returns has been audited or is being audited by any taxing authority.

          (g) No assessment, audit or other proceeding by any taxing authority, court, or other governmental or regulatory authority is proposed, pending or, to the knowledge of Holdings, threatened with respect to the Taxes or Tax Returns of Holdings or Elgar.

          (h) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due for any taxable period.

          (i) Neither Holdings nor Elgar have entered into any agreements, the payments under which would result in a nondeductible expense to Holdings or Elgar under Section 280G of the Code. Neither Holdings nor Elgar is a United States real property holding corporation within the meaning of Section 897 of the Code.

     3.18. GOVERNMENTAL AUTHORITIES; CONSENTS. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Body or other third party is required on the part of Holdings with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for
(i) applicable requirements of the HSR Act, (ii) any novations or consents required in connection with Government Contracts or subcontracts thereunder,
(iii) any consents under Contracts the
failure of which to obtain would not have a Material Adverse Effect on Holdings or Elgar, and (iv) as otherwise disclosed in SCHEDULE 3.18.

     3.19. LICENSES, PERMITS AND AUTHORIZATIONS. SCHEDULE 3.19 contains a list of all material licenses, franchises and other permits of, or with, any Governmental Body, whether foreign, federal, state or local, which are held by either Holdings or Elgar ("GOVERNMENTAL PERMITS"). All such Governmental Permits are in full force and effect and there are no proceedings pending or, to the best knowledge of Holdings, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, except to the extent such revocation, cancellation, suspension or adverse modification would not have a Material Adverse Effect on Holdings or Elgar. Such Governmental Permits constitute all of the material licenses, franchises and other permits necessary to permit Holdings or Elgar to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of any such license, approval, consent franchise or permit would not have a Material Adverse Effect on Holdings or Elgar.

     3.20. INSURANCE. SCHEDULE 3.20 contains a summary description of all policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by either Holdings or Elgar. All such policies are in full force and effect, all premiums due with respect thereto have been paid or accrued, and no notice of cancellation or termination has been received with respect to any such policy. Neither Holdings nor Elgar has received any notification that material changes are required in the conduct of the business of either Holdings or Elgar as a condition to the continuation of coverage under or renewal of any such policy. True, correct and complete copies of such insurance policies have been made available to Parent.

     3.21. BACKLOG. SCHEDULE 3.21 contains a true and complete listing of Elgar's sales backlog and a breakdown of the product mix, in each case prepared as of the most recent practicable date. Such backlog has been calculated in a manner consistent with Elgar's past practices. Holdings has no reason to believe that the backlog is not firm or will otherwise fail to result in completed sales as contemplated.

     3.22. CUSTOMERS AND SUPPLIERS. SCHEDULE 3.22 lists the ten largest customers of Elgar and the ten largest suppliers of Elgar for the fiscal year ended March 29, 1997. To the knowledge of Holdings, since January 1, 1997, there has been no Material Adverse Change in the business relationship of Elgar with any customer or supplier named on SCHEDULE 3.22.

     3.23.     ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as otherwise specifically disclosed in SCHEDULE 3.23, since the date of the Reference Balance Sheet, there has not been (i) any damage to, or destruction or loss (whether or not covered by insurance) of, any asset or property which has had, or which is reasonably likely to have, a Material Adverse Effect on Holdings or Elgar, (ii) any labor dispute which has had, or which is reasonably likely to have, a Material Adverse Effect on Holdings or Elgar, (iii) any disposition of any capital asset of Holdings or Elgar having a net book value in excess of $100,000, or (iv) any incurrence, discharge or satisfaction of any obligation or liability of Holdings or Elgar other than in the ordinary course of business.

          (b) Since the date of the Reference Balance Sheet, except in connection with the transactions contemplated hereby, neither Holdings nor Elgar has engaged in any of the following transactions: (i) issued or committed to issue any shares of capital stock or other ownership interest; (ii) directly or indirectly, declared, paid or set aside for payment of any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired or committed to acquire any shares or other ownership interest of Holdings or Elgar, as the case may be; (iii) effected a split or reclassification of any shares of Holdings or Elgar or a recapitalization of Holdings or Elgar; (iv) increased compensation or other benefits available to any officer, employee, sales agent or representative of Holdings or Elgar under any bonus or pension plan or other contract or commitment, other than in the ordinary course of business in accordance with Elgar's customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing contract; (v) other than in the ordinary course of business, created or permitted to arise any Lien upon any of the assets of Holdings or Elgar, except for Permitted Liens and Liens securing the Bank Indebtedness; or (vi) materially changed the accounting methods used by Elgar or Holdings.

     3.24. AFFILIATED TRANSACTIONS. Except as set forth in SCHEDULE 3.24 and except for payments under an individual's compensation arrangements with Holdings or Elgar, none of the officers, directors or other Affiliates of Holdings or Elgar or members of their families is a party to any agreement, understanding, indebtedness or proposed transaction with Holdings or Elgar or is directly interested in any material contract with Holdings or Elgar. Neither Holdings nor Elgar has guaranteed or assumed any obligations of their respective officers, directors or other Affiliates or members of any of their families.

     3.25. BROKERS' FEES. Except as otherwise disclosed in SCHEDULE 3.25, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Holdings or any of its Affiliates.


                                     ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to Holdings as of the date of this Agreement as follows:

     4.1. ORGANIZATION. Parent is a limited liability company duly formed and validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has full limited liability company power and authority to carry on its business as currently being conducted. Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Delaware, and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified and in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent or Merger Sub or would not affect the ability of Parent or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

     4.2. DUE AUTHORIZATIONS. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action of Parent and approved by the Board of Directors of Merger Sub. No other limited liability company proceedings on the part of Parent or corporate proceeding on the part of Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     4.3. NO CONFLICT. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any Governmental Body, organizational documents of either Parent or Merger Sub, or any agreement, indenture or other instrument to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub is bound, or of any Court Order or decree applicable to it or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of either Parent or Merger Sub or constitute an event which, after notice or lapse of time or both, would result in the violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not affect the ability of either Parent or Merger Sub to enter into and perform its obligations under this Agreement.

     4.4. LITIGATION AND PROCEEDINGS. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of Parent or Merger Sub, investigations, before or by any court or Governmental Body or before any arbitrator pending or, to the knowledge of Parent or Merger Sub, threatened, against Parent or Merger Sub which, if determined adversely, could reasonably be expected to adversely affect the ability of Parent or Merger Sub to enter into and perform its obligations under this Agreement. There is no Court Order or any open injunction binding upon either Parent or Merger Sub which could reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to enter into and perform its obligations under this Agreement.

     4.5. GOVERNMENTAL AUTHORITIES; CONSENTS. Assuming the truth and completeness of the representations and warranties of Holdings contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Body or other third party is required on the part of Parent or Merger Sub with respect to the execution or delivery of this Agreement by Parent and Merger Sub or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and
(ii) any novations or consents required in connection with Government Contracts or subcontracts thereunder.

     4.6. FINANCIAL ABILITY. Parent and Merger Sub have commitments to obtain debt and equity financing sufficient to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Merger Consideration at the Closing.

     4.7. BROKERS' FEES. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, Merger Sub or any of their Affiliates.

     4.8. NO ADDITIONAL REPRESENTATIONS; DISCLAIMER REGARDING ESTIMATES AND PROJECTIONS. Parent and Merger Sub acknowledge that none of Holdings, Elgar, their Affiliates or any other Person acting on behalf of Holdings, Elgar, the Holder Representative, or their respective Affiliates (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the Business or held by Holdings or Elgar, or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, Holdings or Elgar or any of their Affiliates, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Schedules hereto. Parent and Merger Sub further agree that none of Holdings, their Affiliates or any other Person acting on behalf of Holdings, their Affiliates, the Holder Representative, or their respective Affiliates will have or be subject to any liability, except as specifically set forth in this Agreement, to Parent or Merger Sub or any other Person resulting from the distribution to Parent, for Parent's use, of any such information, including the Confidential Information Memorandum distributed by Bowles Hollowell Conner & Co. and any information, document, or material made available to Parent in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by the Agreement.

          In connection with Parent's investigation of Holdings and Elgar, Parent has received certain projections, including projected statements of operating revenues and income from operations of Holdings and Elgar for the fiscal year ending March 1998 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, neither Holdings nor Elgar makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

                                      ARTICLE V.
                                COVENANTS OF HOLDINGS


     5.1. CONDUCT OF BUSINESS. From the date hereof through the Closing, Holdings shall, or shall cause Elgar, except as contemplated by this Agreement or as consented to by Parent in writing (which consent will not be unreasonably withheld), to operate the Business in the ordinary course and substantially in accordance with past practice and will use its reasonable efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless consented to by Parent in writing (which consent shall not be unreasonably withheld), neither Holdings nor Elgar shall except as specifically contemplated by this Agreement:

          (a) change or amend the Certificate of Incorporation, Bylaws or other organizational documents of Holdings or Elgar except as otherwise required by law;

          (b) enter into, extend, materially modify, terminate or renew any Contract of a type required to be listed on SCHEDULE 3.7, except in the ordinary course of business;

          (c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties except in the ordinary course of business;

          (d) (i) except as otherwise required by law or consistent with past practices or existing agreements, take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or agreements of Elgar in effect on the date hereof) which will become due and payable on or after the Closing; (ii) make any change in the key management structure of Elgar including, without limitation, the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; or (iii) except in the ordinary course of business, adopt, enter into or amend any employee benefit plan;

          (e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (f) make any material loans or advances to any partnership, firm, corporation or any individual, except for expenses incurred in the ordinary course of business;

          (g)  make any income tax election;

          (h) acquire, directly or indirectly, by redemption or otherwise any shares of capital stock of Holdings or Elgar;

          (i) declare or pay any dividends on any shares of capital stock of Holdings or Elgar; or

          (j) incur any indebtedness for borrowed money other than Bank Indebtedness or enter into any guarantee of indebtedness for borrowed money;

          (k) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

     5.2. INSPECTION. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Elgar by third-parties that may be in Elgar's possession from time to time (including restrictions on the disclosure of government-classified information), Holdings shall, or shall cause Elgar to, allow Parent and its accountants, counsel and other representatives reasonable access, during normal business hours, to all of its respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Elgar, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Holdings and Elgar as they may reasonably request.

     5.3. HSR ACT.

          (a) In connection with the transactions contemplated by this Agreement, Holdings (and, to the extent required, its Affiliates) shall comply promptly with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Holdings shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational) (collectively, "ANTITRUST AUTHORITIES").

          (b) Holdings shall exercise commercially reasonable efforts to prevent the entry in any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Body brought by any Antitrust Authorities or any other Person for any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body ("GOVERNMENTAL ORDER") which would prohibit, make unlawful or delay the consideration of the transactions contemplated by this Agreement.

     5.4. NO SOLICITATIONS. From the date hereof through the Closing Date or termination of this Agreement pursuant to SECTION 11.1, Holdings shall not, and Holdings shall not knowingly permit its Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Parent or any of its Affiliates) in furtherance of any merger, sale of assets, sale of shares of capital stock or similar transactions involving Holdings or Elgar.


                                     ARTICLE VI.
                          COVENANTS OF PARENT AND MERGER SUB

     6.1. HSR ACT.

          (a) In connection with the transactions contemplated by this Agreement, Parent and Merger Sub (and, to the extent required, their Affiliates) shall comply promptly with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Parent and Merger Sub shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

          (b) Parent and Merger Sub shall exercise commercially reasonable efforts to prevent the entry in any claim, action, suit, audit, assessment arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Body brought by any Antitrust Authorities or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

          (c) Parent and Merger Sub shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a Governmental Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of Elgar, or any other assets or lines of business of Parent or Merger Sub. The entry by any Governmental Body of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Parent or Merger Sub to be held separate thereafter (including the Business and assets of Elgar) shall not be deemed a failure to satisfy the conditions specified herein.

     6.2. INDEMNIFICATION AND INSURANCE.

          (a) From and after the Closing, Parent and Merger Sub agree that they will cause Holdings and Elgar to continue to indemnify and hold harmless each present and former director and officer of Holdings or Elgar against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that Holdings or Elgar would have been permitted under Delaware or California law and its charter, by-laws or other organizational documents in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), provided the person to whom such expenses are advanced provides an undertaking to Holdings or Elgar (as appropriate) to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such person is not entitled to indemnification.

          (b) For six (6) years from the Closing, Parent shall cause Elgar to use its best efforts to maintain in effect directors' and officers' liability insurance covering those Persons who are currently covered by Elgar's directors' and officers' liability insurance policy (a true, correct and complete copy of which has been heretofore delivered to Parent) on terms not materially less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that if any claim is asserted or made within such six-year period, such insurance will be continued in respect of such claim until the final disposition thereof.

     6.3. INSPECTION. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Elgar by third-parties that may be in Elgar's possession from time to time (including restrictions on the disclosure of government-classified information), from and after the Closing Date, Parent shall, or shall cause, Holdings and Elgar to allow the Holders Representative and its accountants, counsel and other representatives reasonable access, during normal business hours, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Elgar, and shall furnish such representatives with all financial and operating data and other information concerning the pre-Closing operations of Holdings and Elgar as they may reasonably request.

     6.4. PROHIBITED ACTIONS. None of Parent, Surviving Corporation, Elgar or any Affiliate thereof, shall take, or cause to be taken, any action on the Closing Date which is outside the ordinary course of business and that will have the effect of causing a breach of any representation or warranty by Holdings contained in Section 3.17 for which indemnity may be claimed under Article IX hereof.

     6.5. FINANCING. On the Closing Date, Parent and Merger Sub shall have funds sufficient to consummate the transactions contemplated by this Agreement, including, without limitation, the payment of the Merger Consideration at the Closing.


                                     ARTICLE VII.
                                   JOINT COVENANTS

     7.1. SUPPORT OF TRANSACTION.  Holdings, Parent and Merger Sub shall each
(a) use its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use its reasonable best efforts to obtain all material consents and approvals of third parties that any of Holdings, Parent or Merger Sub or their respective Affiliates are required to obtain in order to consummate this transaction, (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement, and (d) provide the other party and such other party's employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances to the extent reasonably required for any legitimate business purpose. Without limiting the foregoing, Holdings shall, and shall cause Elgar to, cooperate in a commercially reasonable manner with Parent and Merger Sub prior to the Closing in connection with the efforts of Parent and Merger Sub to obtain financing for the transactions contemplated hereby, which efforts shall be at the expense of Parent and Merger Sub. The foregoing cooperation shall be limited to (i) granting Parent and Merger Sub, their bankers and their respective legal counsel and accountants access to the books and records of Elgar and Holdings and to any personnel knowledgeable about such books and records, in each case, to the extent reasonably requested by Parent or Merger Sub, and (ii) using commercially reasonable efforts to furnish necessary financial information in connection with such financings.


                                    ARTICLE VIII.
              CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING

     8.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the transaction contemplated hereby on the Closing Date is subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions.

          (a) NO GOVERNMENTAL OR OTHER PROCEEDINGS OR LITIGATION. There shall be no injunction or court order restraining consummation of the transactions contemplated hereunder and there shall be no pending or threatened action or proceeding by or before a court or Governmental Body brought by or on behalf of any Governmental Body seeking to restrain or invalidate all or any portion of the transactions contemplated hereunder, and there shall not have been adopted any law or regulation making all or any portion of the transactions contemplated hereunder illegal.

          (b) HSR ACT. All waiting periods under the HSR Act (and any extension thereof) applicable to the Merger shall have expired or terminated.

     8.2. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub under this Agreement to consummate the Closing is subject to the conditions that:

          (a) COVENANTS, REPRESENTATIONS AND WARRANTIES. Holdings shall have performed in all material respects all agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to or on the Closing Date. The representations and warranties of Holdings set forth in this Agreement shall be accurate in all material respects, as of the Effective Time, with the same force and effect as though made as of the Effective Time except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by the Agreement or which have been entered into in the ordinary course of business and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representations, the same shall be true as of such specified date.

          (b) CONSENTS. All statutory requirements for the valid consummation by Holdings of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Holdings of the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Parent, it being understood, however, that (i) any novations or consents required in connection with any Government Contracts and (ii) any other consents or approvals, the failure of which to obtain would not have a Material Adverse Effect on Holdings or Elgar, need not be obtained prior to Closing. All approvals from the boards of directors of Holdings and Elgar necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

          (c) DISCHARGE OF INDEBTEDNESS AND LIENS. The amount contemplated by the parties to be applied to Bank Indebtedness as provided in Section 1.7(d) shall be sufficient to repay all of Holdings' and Elgar's Bank Indebtedness on the Closing Date; and the termination of all Liens with respect to such Bank Indebtedness shall have been provided for.

          (d) OPINION OF HOLDINGS COUNSEL. Parent shall have received an opinion of Latham & Watkins, counsel to Holdings, dated as of the Closing Date, in substantially the same form as the form of opinion that is EXHIBIT C hereto.

          (e) OFFICER'S CERTIFICATES. Parent shall have received an officer's certificate executed by an officer of Holdings dated as of the Closing Date, evidencing compliance with the conditions set forth in this Article VIII.

          (f) MANAGEMENT AGREEMENTS. That certain Management Agreement dated as of April 4, 1996 by and between Elgar and TC Group Management, L.L.C., a Delaware limited liability company and that certain Management Agreement dated as of April 4, 1996 by and between Elgar and GFI Energy Ventures LLC, a Delaware limited liability company, shall each have been terminated effective at the Effective Time and no additional payments shall be due thereunder.

     8.3. CONDITIONS TO HOLDING'S OBLIGATIONS. The obligation of Holdings under this Agreement to consummate the Closing is subject to the conditions that:

          (a) COVENANTS, REPRESENTATIONS AND WARRANTIES. Parent and Merger Sub shall have performed in all material respects all agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to or on the Closing Date. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be accurate in all material respects, as of the Effective Time, with the same force and effect as though made as of the Effective Time except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by the Agreement or which have been entered into in the ordinary course of business and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representations, the same shall be true as of such specified date.

          (b) CONSENTS. All statutory requirements for the valid consummation by Parent and Merger Sub of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Parent and Merger Sub of the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Holdings unless the failure to obtain such authorization, consent or approval shall not materially adversely affect Merger Sub's ability to consummate the transactions contemplated hereby. All approvals of Parent and of

Merger Sub's board of directors or shareholders necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

          (c) OPINION OF BUYER'S COUNSEL. Holdings shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent and Merger Sub, dated as of the Closing Date, in substantially the same form as the form of opinion that is EXHIBIT D hereto.

          (d) OFFICER'S CERTIFICATE. Holdings shall have received an officer's certificate executed by an officer of Merger Sub and of Parent, each dated as of the Closing Date, evidencing compliance with the conditions set forth in this
Article VIII.

          (e) PAYMENT OF MERGER CONSIDERATION. Parent and Merger Sub shall have made provision for the payment of the Merger Consideration as set forth in Article I.

                                     ARTICLE IX.
                                   INDEMNIFICATION

     9.1. SURVIVAL OF REPRESENTATIONS, ETC.. The representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the Closing for a period ending on June 30, 1999, at which time such representations, warranties, covenants and agreements shall terminate; PROVIDED, HOWEVER, that the representations and warranties of Holdings set forth in
Section 3.17 shall survive until the earlier to occur of (A) the date thirty
(30) days after the expiration of any applicable statute of limitations and (B) the fifth anniversary of the Closing Date, at which time such representations and warranties shall terminate. The termination of representations, warranties, covenants and agreements shall not affect the rights of a party with respect to any claim thereunder which has been asserted in writing to the other party prior to the date of such termination, but claims based upon or arising under representations, warranties, covenants, or agreements contained herein that are asserted after June 30, 1999 (or in the case of the representations and warranties of Holdings in Section 3.17, the date specified in the proviso to the first sentence of this Section 9.1) shall be null and void.

     9.2. INDEMNIFICATION.

          (a) Subject to the other provisions of this Article IX, from and after the Closing until the expiration of the applicable survival period set forth in Section 9.1 above, the Surviving Corporation shall be entitled to indemnification solely out of the Indemnification Escrow Amount from and against any and all demands, losses, damages, penalties, claims, liabilities, obligations, actions, causes of action, and reasonable expenses (including without limitation, costs of investigating, preparing or defending any such claim or action and reasonable legal fees and expenses) (collectively, "LOSSES") incurred by the Surviving Corporation arising by reason of, or resulting from, any breach of any warranty, representation, covenant or agreement of Holdings contained in this Agreement or in any certificate delivered pursuant thereto.

          (b) Subject to the provisions of this Article IX, from and after the Closing until the expiration of the applicable survival period set forth in
Section 9.1 above, the Surviving Corporation shall indemnify and hold harmless the Holder Representative on behalf of the

Holders, to the fullest extent lawful, from and against any and all Losses incurred by the Holders or the Holder Representative arising by reason of or resulting from any breach of any warranty, representation, covenant or agreement of Parent or Merger Sub contained in this Agreement or in any certificate delivered pursuant thereto.

     9.3. LIMITATION ON INDEMNITIES. No claim may be made for indemnification pursuant to Section 9.2(a) or Section 9.2(b) until the aggregate dollar amount of all Losses indemnifiable pursuant to such section exceeds Five Hundred Thousand Dollars ($500,000) and then only to the extent such Losses exceed the Five Hundred Thousand Dollar ($500,000) threshold. To the extent the Surviving Corporation is entitled to indemnification pursuant to Section 9.2(a), (i) the Surviving Corporation shall be entitled to obtain such indemnification only out of the then remaining balance of the Indemnification Escrow Amount, (ii) the aggregate amount of all Losses for which the Surviving Corporation shall be entitled to indemnification shall not exceed Seven Million Dollars ($7,000,000), and (iii) the Surviving Corporation shall not have any recourse against the Holder Representative or the Holders, for indemnification pursuant to this
Article IX or otherwise. Notwithstanding anything contained in this Agreement, the indemnification provisions of this Article IX shall expire on June 30, 1999 (or, in the case of the representations and warranties of Holdings in Section 3.17, the date provided in Section 9.1) and any claims for indemnification which are not asserted prior to such date shall be forfeited; PROVIDED, HOWEVER, that such indemnification obligations with respect to any claim for indemnification asserted in writing to the indemnifying party prior to June 30, 1999 (or, in the case of the representations and warranties of Holdings in Section 3.17, the date provided in Section 9.1) shall survive until such claim is either resolved or satisfied.

     9.4. LOSSES. The term for "LOSSES" as used in this Article IX is not limited to matters asserted by third parties, but includes Losses incurred or sustained by an indemnified party in the absence of third party claims. The difference between (a) any insurance proceeds received by an indemnified party in respect of Losses and (b) legal costs and expenses incurred by such indemnified party, if any, in seeking the payment of such insurance proceeds from the insurer or insurers who insured against such Losses, shall be deducted from any claim for indemnification made by such indemnified party. Payments by an indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery. If after payment of any claim by an indemnifying party to an indemnified party, such indemnified party receives insurance proceeds on account of the Loss indemnified by such payment, such indemnified party shall pay to the indemnifying party the lesser of (a) the amount of the payment on the claim with respect to such Loss of the indemnifying party to the indemnified party and (b) the amount of such insurance proceeds minus the legal costs and expenses incurred by such indemnified party, if any, in seeking the payment of such insurance proceeds from the insurer or insurers who insured against such Losses. Additionally, the amount of any Losses shall be calculated (i) net of any reserves, liability accruals or other provisions for such Losses on the Closing Balance Sheet and (ii) after the effect of any tax benefits realizable in connection therewith. Any indemnification payments made under this Article shall be treated as an adjustment to the Merger Consideration except as otherwise required under applicable law.

     9.5. DEFENSE OF CLAIMS. If a claim for Losses (a "CLAIM") is to be made by an indemnified party, such indemnified party shall give written notice (a "CLAIM NOTICE") to (i) the

Holder Representative in the case of indemnification pursuant to Section 9.2(a) and (ii) the Surviving Corporation in the case of indemnification pursuant to
Section 9.2(b) (the recipient of such notice referred to below as the "INDEMNIFYING PARTY"), in either case as soon as practicable after such indemnified party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article IX.
If any lawsuit or other action is filed or instituted against any indemnified party with respect to a matter subject to indemnity hereunder, notice thereof (a "THIRD PARTY NOTICE") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent of actual damage caused by such failure. After receipt of a Third Party Notice, the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and
(iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Third Party Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim and the indemnifying party shall have the right to participate therein at its own cost; PROVIDED, HOWEVER, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the indemnifying party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for any and all indemnified parties (which firm shall be designated in writing by such indemnified party or parties) in connection with any one such action or proceeding arising out of the same general allegations or circumstances.

     9.6. RELEASE OF INDEMNIFICATION ESCROW AMOUNT. As promptly as practicable after June 30, 1999, the Escrow Agent shall release to the Holder Representative for distribution to the Holders all or any remaining portion of the Indemnification Escrow Amount (including any earnings thereon) LESS the sum of
(i) an amount equal to the aggregate of all claims for indemnification of the Surviving Corporation which are properly asserted and pending on such date PLUS
(ii) One Million Dollars ($1,000,000). Promptly upon the resolution of any such pending claim for indemnification, the Escrow Agent shall release to the Holder Representative for distribution to the Holders any Indemnification Escrow Amount (including any earnings thereon) retained in respect of such pending claim for indemnification remaining after the resolution of such pending claim; PROVIDED, HOWEVER, that until the date upon which the representations and warranties of Holdings set forth in Section 3.17 terminate as provided in

Section 9.1, the Escrow Agent shall retain and shall not distribute to the Holder Representative an Indemnification Escrow Amount equal to the lesser of
(i) One Million Dollars ($1,000,000) and (ii) the amount of Indemnification Escrow Amount remaining after payment of all claims for indemnification of the Surviving Corporation pursuant to this Article IX. Notwithstanding anything herein to the contrary, as promptly as practicable after the expiration of the representations and warranties of Holdings set forth in Section 3.17 terminate as provided in Section 9.1, the Escrow Agent shall release to the Holder Representative for distribution to the Holders the remaining balance of the Indemnification Escrow Amount (including any earnings thereon), less the aggregate of all claims for indemnification of the Surviving Corporation which are properly asserted and pending on such date, as specified in the Indemnification Agreement. The Indemnification Escrow Agreement will provide that interest earned on the Indemnification Escrow Amount shall be payable quarterly to the Holder Representative to be distributed to the Holders. Any distribution to the Holders pursuant to this Section 9.6 shall be made in accordance with the Holders' Contingent Distribution Percentages and shall be net of any amounts to which the Holder Representative is entitled pursuant to Sections 1.10 and 1.11.

     9.7. EXCLUSIVE REMEDY. From and after the Closing, and except for actions to enforce the provisions of Article I hereof, the parties' rights to indemnification pursuant to this Article X shall be the sole and exclusive remedy available to the parties with respect to any matter arising under or in connection with this Agreement or the transactions set forth herein except for any matter arising out of or related to fraud by any party.


                                      ARTICLE X.
                                     TERMINATION

     10.1. TERMINATION. Prior to the Closing, this Agreement may be terminated:

          (a)  by mutual written consent of the parties;

          (b) by Parent or Holdings if the Closing shall not have occurred on or before February 27, 1998, other than by reason of a material breach of a representation or warranty or of any covenant or agreement by the party seeking termination.

          (c) by Parent, if there is a material breach of any representation or warranty set forth in Article III hereof or of any covenant or agreement to be complied with or performed by Holdings pursuant to the terms of this Agreement which would reasonably be expected to cause a failure to meet a condition to Closing set forth in Section 8.1 or Section 8.2 (a "PARENT TERMINATING BREACH"), PROVIDED that if such Parent Terminating Breach is curable by Holdings through the exercise of its reasonable best efforts, then, for a period of up to thirty
(30) days, but only so long as Holdings continues to use its reasonable best efforts to cure such Parent Terminating Breach (the "HOLDINGS CURE PERIOD"), such termination shall not be effective, and such termination shall become effective only if the Parent Terminating Breach is not cured within the Holdings Cure Period.

          (d) by Holdings, if there is a material breach of any representation or warranty set forth in Article IV hereof or of any covenant or agreement to be complied with or performed by Parent pursuant to the terms of this Agreement (including the failure of Parent and Merger Sub to have made provision for the payment of the Merger Consideration as set forth in Article I (such failure, a "Payment Breach")) which would reasonably be expected to cause a failure to meet a condition to Closing set forth in Section 8.1 or Section 8.3 (a "HOLDINGS TERMINATING BREACH"), PROVIDED that if such Holdings Terminating Breach (other than a Payment Breach) is curable by Parent through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days, but only so long as Parent continues to use its reasonable best efforts to cure such Holdings Terminating Breach (the "PARENT CURE PERIOD"), such termination shall not be effective, and such termination shall become effective only if the Holdings Terminating Breach is not cured within the Parent Cure Period. There shall be no Parent Cure Period applicable to any Holdings Terminating Breach that is a Payment Breach.

          (e)  In the event of termination of this Agreement:

               (i) if requested, each party will promptly redeliver all Confidential Information of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof to the party furnishing the same.

               (ii) no party hereto shall have any liability or further obligation to any other party relating to the transactions contemplated hereby, provided that no such termination shall relieve any party from liability for a prior breach of this Agreement.


                                     ARTICLE XI.
                                     DEFINITIONS

     11.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this SECTION 11.1 which shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "BANK INDEBTEDNESS" means the indebtedness (including accrued interest) of Elgar pursuant to a credit agreement dated as of April 4, 1996 by and among Holdings, Carlyle-EEC Acquisitions, Inc., Banque Indosuez, New York Branch, as agent and the other financial institutions named therein.

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

          "CLOSING NET WORKING CAPITAL" means the amount of Net Working Capital reflected on the Closing Balance Sheet.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONFIDENTIAL INFORMATION" means, with respect to Holdings, Elgar, Parent or Merger Sub all confidential information and trade secrets of such Person including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; manufacturing and other processes, procedures and techniques; contract proposals and bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed, (iii) which subsequently becomes known to a third party not subject to a confidentiality agreement with Holdings, Carlyle-EEC or Parent, or
(iv) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

          "CONTINGENT DISTRIBUTIONS" means any amounts (other than the Cash Available at Closing) which, pursuant to this Agreement, become distributable to the Holders subsequent to the Closing, including without limitation (i) any portion(s) of the Indemnification Escrow Amount or the Adjustment Escrow which become distributable to the Holders and (ii) any amounts distributable to the Holders out of payments made to the Holder Representative by the Escrow Agent pursuant to Section 1.9(d) or Article IX.

          "CONTINGENT DISTRIBUTION PERCENTAGES" shall mean the percentages set forth in the Liquidation Agreement as the percentage of Contingent Distributions to be received by each of the Holders, as the same may be amended from time to time.

          "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "ELGAR" means Elgar Electronics Corporation, a California corporation and a wholly-owned Subsidiary of Holdings.

          "ENVIRONMENTAL LAWS" means, in each case as in effect on the applicable date prior to the Closing Date, 42 U.S.C. Section 9607 and 9613(f) of CERCLA, the Hazardous Material Transportation Act (49 U.S. C. Section 1801 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and any other federal, state, local or foreign law relating to Environmental Matters, the rules and regulations promulgated under any thereof and any provisions of common law providing for any remedy or right of recovery with respect to Environmental Matters.

          "ENVIRONMENTAL MATTERS" means any matter arising out of or relating to the production, storage, handling, use, emission, disposal, discharge, transportation, or release of any contaminant, waste, or hazardous or toxic material, or other substance or material regulated by law, or otherwise arising out of or relating to safety, health, sanitation or the environment, and shall include, without limitation, the costs of investigating and remediating the same, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages or injunctive relief for alleged personal injury, property damage or damage to natural resources under common law or Environmental Law.

          "ENVIRONMENTAL PERMIT" means each permit, license, order, variance, registration or other authorization of any federal, state or local governmental agency issued, approved or required to be obtained under any Environmental Law.

          "FACILITY" means any Real Property and any real property or other facility presently or previously owned, operated or leased by Holdings or Elgar.

          "GAAP" means U.S. generally accepted accounting principles, consistently applied.

          "GOVERNMENT CONTRACT" means any prime contract, subcontract, basic ordering agreement, letter agreement, purchase order, delivery order, bid, change order or other commitment relating to the business of Holdings or Elgar between Holdings or Elgar and (i) the United States Government or a department or agency thereof or (ii) any prime contractor or subcontractor with respect to performance by Holdings or Elgar as a subcontractor of any portion of the obligations of a prime contract with the United States Government or a department or agency thereof.

          "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority, instrumentality or regulatory body.

          "HAZARDOUS MATERIAL" means (i) any pollutant, contaminant, petroleum, crude oil or any fraction thereof or hazardous waste or hazardous substance, within the meaning of such terms under CERCLA or any other Environmental Law and
(ii) any other hazardous or toxic substance or material, or any material requiring investigation or remediation, within the meaning of any Environmental Law applicable to Holdings or Elgar or to which their respective properties or other assets are subject.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "IRS" means the United States Internal Revenue Service.

          "LIEN" means any encumbrance, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.

          "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, with respect to Holdings, Person or Merger Sub, as appropriate, a material adverse change or effect on the business, operations, or financial condition of such Person and its Subsidiaries, taken as a whole.

          "NET WORKING CAPITAL" as of any date means (i) the consolidated current assets of Holdings and its Subsidiaries as of such date, MINUS (ii) the consolidated current liabilities of

Holdings and its Subsidiaries (excluding the current portion of any Bank Indebtedness) as of such date.

          "NON-MANAGEMENT HOLDER" means a Holder designated as a "Non-Management Holder" on Exhibit A hereto.

          "PERMITTED LIENS" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings, (c) other liens or imperfections on property which do not materially detract from the value of or the existing use of the property affected by such lien or imperfection and (d) liens shown on any title insurance policies delivered to Buyer.

          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

          "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to environmental and occupational safety and health requirements) or common law.

          "SIDE LETTER" means that certain letter agreement of even date herewith between Holdings and J.F. Lehman Equity Investors I, L.P.

          "SUBSIDIARY" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by such Person.

          "TAX" or "TAXES" means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

          "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     11.2. TERMS DEFINED ELSEWHERE. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:


TERM                                              SECTION
----                                              -------
Adjustment Escrow Amount                          Section 1.7(c)(ii)
Annual Financial Statements                       Section 3.6(a)
Antitrust Authorities                             Section 5.3(a)
Auditor                                           Section 1.9(c)
Base Working Capital                              Section 1.9(a)
Benefit Arrangement                               Section 3.13(a)(i)
Cancelled Shares                                  Section 1.6(a)
Carlyle-EEC                                       Recital C
Cash Available at Closing                         Section 1.7(c)(iv)
Certificate of Merger                             Recital B
Claim                                             Section 9.5
Claim Notice                                      Section 9.5
Closing                                           Section 2.1
Closing Balance Sheet                             Section 1.9(b)
Closing Date                                      Section 1.2
Closing Net Working Capital                       Section 1.9(b)
Constituent Corporation                           Recital A
Continuing Shares                                 Section 1.6(b)
Contracts                                         Section 3.7(a)
Deficit Amount                                    Section 1.9(d)
Determination Date                                Section 1.9(c)
DGCL                                              Recital B
Distribution                                      Recital G
Effective Time                                    Section 1.2
Elgar Welfare Plan                                Section 3.13(c)(iii)(A)
Employee Plans                                    Section 3.13(a)(ii)
ERISA                                             Section 3.13(a)(iii)
ERISA Affiliate                                   Section 3.13(a)(iv)
Estimated Closing Net Working Capital             Section 1.9(a)
Estimated Net Working Capital Adjustment Amount   Section 1.9(a)
Exchange Agent                                    Section 1.8
Government Contract                               Section 3.8
Governmental Order                                Section 5.3(b)
Governmental Permits                              Section 3.19
Holder Allocable Expenses                         Section 1.11
Holder Representative                             Section 1.10(a)
Holders                                           Recital J
Holdings Common Stock                             Recital C
Holdings Cure Period                              10.1(c)
Holdings Terminating Breach                       10.1(d)
Increase Amount                                   Section 1.9(d)
Indemnification Escrow Amount                     Section 1.7(c)(i)
Intellectual Property Rights                      Section 3.10
Interim Financial Statements                      Section 3.6(a)



TERM                                              SECTION
----                                              -------

J.A.M.S.                                          Section 12.12
Liquidation Agreement                             Recital G
Losses                                            Section 9.4
Machinery and Equipment                           Section 3.9
Majority Holders                                  Section 1.10(a)
Merger                                            Recital A
Merger Consideration                              Section 1.7(a)
Merger Sub Common Stock                           Recital D
Merger Sub Preferred Stock                        Recital E
Multi-Employer Plan                               Section 3.13(a)(v)
Net Working Capital Adjustment Amount             Section 1.9(d)
Paid-in Capital                                   Section 1.6(c)(ii)
Panel                                             Section 12.12
Parent Cure Period                                10.1(d)
Parent Terminating Breach                         10.1(c)
PBGC                                              Section 3.13(a)(vi)
Pension Plan                                      Section 3.13(a)(vii)
Real Property                                     Section 3.11
Reference Balance Sheet                           1.9(a)
Resignations                                      Section 1.5
Retained Percentage                               Section 1.6(c)(ii)
Retained Surviving Corporation Common Stock       Section 1.6(b)(ii)
Surviving Corporation                             Section 1.1
Surviving Corporation Common Stock                Section 1.6(b)
Surviving Corporation Holders                     1.5(b)
Third Party Notice                                Section 9.5
Welfare Plan                                      Section 3.13(a)(viii)


                                     ARTICLE XII.
                                    MISCELLANEOUS

     12.1. PREPARATION AND FILING OF TAX RETURNS. Parent shall cause to be prepared, in a manner consistent with past practice, all Tax Returns that are in respect of the Taxes of Holdings, Elgar or any predecessor-in-interest for taxable years or periods beginning prior to the Closing Date but which are due to be filed (taking into account all applicable extensions of time for filing after the Closing Date) and shall cause such Tax Returns to be delivered to the Holder Representative for comment and approval, which approval shall not be unreasonably withheld, no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file).

     12.2. MODIFICATIONS, WAIVER OF RIGHTS. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of

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

dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     12.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when personally delivered, or delivered by facsimile (receipt acknowledged), (b) on the next business day if timely delivered by overnight courier or (c) four (4) days after deposited in the United States mail, first-class, postage prepaid, addressed to the respective parties hereto as follows:

               PARENT OR MERGER SUB:
               ---------------------
               c/o J.F. Lehman & Company
               450 Park Avenue, Sixth Floor
               New York, New York  10022
               Attention:     Donald Glickman
               Tel No.:  (212) 634-0100
               Fax No.:  (212) 634-1155


               WITH A COPY TO:
               ---------------
               Gibson, Dunn & Crutcher LLP
               333 South Grand Avenue
               Los Angeles, California  90071
               Attention:     Kenneth M. Doran
               Tel No.:  (213) 229-7000
               Fax No.:  (213) 229-7520

               HOLDINGS OR HOLDERS REPRESENTATIVE:
               -----------------------------------
               c/o The Carlyle Group
               1001 Pennsylvania Avenue, N.W.
               Suite 2205
               Washington, D.C. 20004
               Attention:     Daniel A. D'Aniello
               Tel No.:  (202) 347-2626
               Fax No.:  (202) 347-1818


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

               WITH A COPY TO:
               ---------------
               GFI Energy Ventures LLC
               12121 Wilshire Boulevard, Suite 1375
               Los Angeles, CA  90025
               Attention:     Ian Schapiro
               Tel No.:  (310) 442-0542
               Fax No.:  (310) 442-0540

                    and

               Latham & Watkins
               1001 Pennsylvania Avenue, N.W.
               Suite 1300
               Washington, D.C.  20004
               Attention:     Bruce E. Rosenblum
               Tel No.:  (202) 637-2200
               Fax No.:  (202) 637-2201


or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto. Any such communication shall bear the date on which it is delivered or deposited in the mail. The address and facsimile information provided for above may be changed by giving notice in the manner provided by this SECTION 12.3.

     12.4. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart.

     12.5. EXPENSES. Each of the parties hereto, will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein, including, without limitation, filing fees payable under the HSR Act and attorneys' fees incurred in connection with the negotiation and preparation of this Agreement.

     12.6. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Holdings, Parent, Merger Sub and the Holder Representative, their representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

     12.7. ENTIRE AND SOLE AGREEMENT. This Agreement and the other schedules and agreements referred to herein (including the Side Letter), constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

     12.8. GOVERNING LAW. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of California.

     12.9. INVALID PROVISIONS. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; PROVIDED, HOWEVER, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

     12.10. REMEDIES CUMULATIVE. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

     12.11. Obligation of the Parties. This Agreement represents an obligation only of the signatory parties. The representations, warranties, covenants and agreements included in this Agreement shall be obligations of such entities only, shall be satisfied only from the assets of such entity, and shall not be satisfied from the assets of the shareholders, partners or other Affiliates of the signatory parties.

     12.12. DISPUTE RESOLUTION. The parties hereby agree that, in order to obtain prompt and expeditious resolution of disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any agreement contemplated by or related to this Agreement), including without limitation any claim based on contract, tort or statute, or the alleged breach hereof or thereof, shall be settled, at the request of any party of this Agreement, by final and binding arbitration conducted in Los Angeles, California, administered by a panel of three arbitrators, one chosen by Parent and one by the Holders Representative and the third to be selected by the two arbitrators so chosen (the "PANEL"), in accordance with the then existing Rules of Practice and Procedure of the Judicial Arbitration & Mediation Services, Inc. ("J.A.M.S."), and judgment upon any award rendered by the Panel may be entered by any state or federal court having jurisdiction thereof. The arbitration procedures shall follow the substantive law of the State of California, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail. The Panel shall determine the prevailing party and shall include in its award that party's reasonable attorney's fees and costs.

     12.13. RELIANCE. The lender or lenders with respect to any financing transaction consummated in connection with this Agreement shall be entitled to rely in connection with the provision of such financing upon the legal opinions delivered pursuant to Section 8.2(d) and 8.3(c).

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

     12.14. LIMITATION ON LIABILITY. No officer, director, member, shareholder or other Affiliate of Parent shall have any liability to any party under this Agreement other than as provided in the Side Letter.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

                         PARENT:

                         JFL-EEC LLC

                         By: /s/ Donald Glickman
                            ----------------------------
                             Name: Donald Glickman
                             Title: Manager


                         MERGER SUB:

                         JFL-EEC MERGER SUB CO.

                         By: /s/ Donald Glickman
                            ----------------------------
                             Name: Donald Glickman
                             Title: President


                         HOLDINGS:

                         CARLYLE-EEC HOLDINGS, INC.

                         By: /s/ Daniel A. D'Aniello
                            ----------------------------
                             Name: Daniel A. D'Aniello
                             Title: President


                         HOLDERS REPRESENTATIVE:


                         TC GROUP, L.L.C.

                         BY:  TCG Holdings, L.L.C.,
                              its Managing Member


                         By: /s/ Daniel A. D'Aniello
                            ----------------------------
                             Name: Daniel A. D'Aniello
                             Title: Manager


                                          45